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                                                                    Exhibit 99.1

NORTHWAY FINANCIAL, INC.                            9 Main Street
                                                    Berlin, New Hampshire 03570

Contact: Richard P. Orsillo
         Senior Vice President
         and Chief Financial Officer
         603-752-1171                                    FOR IMMEDIATE RELEASE

                NORTHWAY FINANCIAL, INC. ANNOUNCES FIRST QUARTER
                     RESULTS AND DECLARES QUARTERLY DIVIDEND

         Berlin, NH, May 9, 2003...Northway Financial, Inc.(the
"Company")(NASDAQ: NWFI) reported net income for the quarter ended March 31, 2003 of $811,000, or $0.54 per share, compared to $1,119,000, or $0.74 per share, for the same quarter in 2002, a decrease of $308,000.

         Commenting on the first quarter results, William J. Woodward, Chairman, President and Chief Executive Officer of the Company stated:

         "The decrease in net income for the quarter ended March 31, 2003 compared to the same period in 2002, is due to an increase in operating expenses related to the 2002 fourth quarter branch acquisitions, staff additions to support current loan demand, and implementation of the bank-wide re-engineering and new technology initiatives. However, net interest income improved significantly for the same period, due to an increase in average earning assets. The significant growth of noninterest income since December 31, 2002 reflects the Company's continued efforts to improve this source of revenue.

         During 2002, the Company made significant strides in strengthening the organization to enable it to move forward in today's fast-paced environment. These strides were achieved in part, through the Company's installation of the technological tools needed to compete effectively in that environment and laying of the foundation for the development of a corporate culture designed to optimally serve the Company, its customers, employees, and stockholders. Both of these initiatives are expected to make substantial contributions the Company's culture and continue to make Northway Financial a great place to bank, work, and invest."

         The Company declared a quarterly dividend on May 9, 2003 of $0.17 per share payable May 23, 2003 to shareholders of record on May 19, 2003.

         Net interest income for the first quarter of 2003 increased by $489,000 to $5,808,000 compared to $5,319,000 for the first quarter of 2002. The provision for loan losses for the first quarter of 2003 remained unchanged at $225,000 compared to the first quarter of last year. Noninterest income for the quarter, excluding securities gains, increased $138,000 to $844,000 compared to $706,000 for the same period last year. Securities gains for the quarter decreased $48,000 to $198,000 compared to $246,000 for the same period last year. During the first quarter, in keeping with prudent management of its investment portfolio, the Company recorded a write-down of equity securities in the amount of $78,000. Other operating expense, excluding write-down of equity securities, increased $940,000 to $5,269,000 for the quarter compared to $4,329,000 for the same period last year.

         At March 31, 2003, Northway Financial had total assets of $590,022,000 compared to $500,041,000 at March 31, 2002, an increase of $89,981,000. This increase in total assets was due in large part to the October 18, 2002 acquisition of three branch facilities located in Laconia, Pittsfield, and Belmont, New Hampshire by Pemigewasset National Bank, a subsidiary of the Company. Loans, including loans held for sale, at March 31, 2003 increased $63,074,000 to $455,142,000 compared to March 31, 2002. Investments, including federal funds sold, increased $14,821,000 to $82,578,000. Total deposits were $456,887,000 at March 31, 2003, an increase of $62,121,000 over March 31, 2002.
Total borrowings increased $8,681,000 to $64,642,000 and capital securities increased $20,000,000 from March 31, 2002 due to the issuance of trust preferred securities. Total equity increased $947,000 to $44,785,000.

         During the quarter the Company repurchased 10,000 shares of stock for approximately $292,000 pursuant to the Company's current stock repurchase program. An additional 98,915 shares are authorized for repurchase under the current stock repurchase program.

         Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of the words "expect," "believe," "estimate," "will" and other expressions which predict or indicate future trends and which do not relate to historical matters. Forward-looking statements may include, but are not limited to, projections of revenue, income or loss, plans for future operations, including in new markets, and acquisitions, and plans related to products or services of the Company and its subsidiaries. Such forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. The Company's actual results could differ materially from those projected in the forward-looking statements as the result of, among other factors, changes in interest rates, changes in the securities or financial markets, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes in local business conditions resulting in rising unemployment and other circumstances which adversely affect borrowers' ability to service and repay our loans, changes in loan defaults and charge-off rates, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, and changes in assumptions used in making such forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

         Northway Financial, Inc., headquartered in Berlin, New Hampshire, is a multi-bank holding company. Through its subsidiary banks, The Berlin City Bank and Pemigewasset National Bank, the Company offers a broad range of financial products and services to individuals, businesses and the public sector from its full service banking offices.

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                            Northway Financial, Inc.
                      Selected Consolidated Financial Data
                                   (Unaudited)
             (In thousands, except for ratios and per share amounts)

Period end balance sheet data:                 March 31,
                                          2003          2002

Total assets                        $  590,022    $  500,041
Loans, net (1)                         455,142       392,068
Investments (2)                         82,578        67,757
Deposits                               456,887       394,766
Borrowings                              64,642        55,961
Capital securities                      20,000          --
Stockholders' equity                    44,785        43,838

Book value per share                $    29.73    $    28.98
Tangible book value per share (3)        19.68         23.49
Leverage ratio                            6.80%         7.30%
Shares outstanding                   1,506,574     1,512,824

                                          For the Three Months
                                            Ended March 31,
Operating results:                        2003          2002 (4)
Net interest income                 $    5,808    $    5,319
Securities gains (losses), net             198           246
Other noninterest income                   844           706
Loan loss provision                        225           225
Write-down of equity securities             78          --
Other operating expense                  5,269         4,329
Income before tax                        1,278         1,717
Income tax expense                         467           598
Net income                          $      811    $    1,119

Earnings per share                  $     0.54    $     0.74
Return on average assets                  0.56%         0.90%
Return on average equity                  7.35%        10.37%

(1) Net of unearned income and the allowance for loan losses. Includes loans held-for-sale.
(2) Includes federal funds sold, Federal Home Loan Bank stock, Federal Reserve Board stock, investment securities available-for-sale and investment securities held-to-maturity.
(3) 2003 includes a deduction of $14,770 for goodwill and core deposit intangible associated with the Pemigewasset National Bank acquisition of three branches on October 18, 2002.
(4) 2002 includes the restatement of other operating expense due to the adoption of FAS 147 effective January 31, 2002.